NEWS RELEASE

Aquila, Inc.

Media Contact:
Mary Amundsen     (816) 467-3652
Al Butkus               (816) 701-6316
Media Relations      (816) 467-3000

Investor Contact:
Ellen Fairchild        (816) 527-1409

Cogentrix Energy, Inc.
Jef Freeman            (704) 525-3800

AQUILA TO ACQUIRE COGENTRIX ENERGY, ADDING 3,500 MEGAWATTS
OF CONTRACTED GENERATION; DETAILS REVIEWED IN WEBCAST
TODAY AT NOON EASTERN TIME

          KANSAS CITY, MO and CHARLOTTE, NC, April 30, 2002 - Aquila, Inc. (NYSE:ILA) and Cogentrix Energy, Inc. announced today that they have signed a definitive agreement for Aquila to acquire privately held Cogentrix, a leading independent power producer. The transaction includes a purchase price of $415 million for 100 percent of the common stock of Cogentrix, as well as the assumption of $355 million of recourse debt and approximately $770 million of non-recourse project-level debt.

          This transaction is expected to be immediately accretive to earnings and exceed Aquila's targeted investment returns.

          The agreement is another example of Aquila delivering on its client-focused strategy by further extending its national generation presence and adding one of the industry's leading operating and development teams. The addition of 3,496 megawatts increases Aquila's current portfolio of 3,655 net megawatts in operation and under construction by almost 100 percent and further diversifies Aquila's portfolio by region, fuel type and technology.

          After combining operations, Aquila's generation mix will be approximately 70 percent contracted, an optimal position for balancing Aquila's targets for predictable cash flow and earnings while maximizing commercial optimization opportunities.

           "Since its inception in 1983, Cogentrix has established itself as one of the most successful and largest independent power producers in North America, with top-quality people and assets as well as a proven track record," said Robert K. Green, president and chief executive officer of Aquila. "This is a compelling transaction for Aquila. It is expected to accelerate our strategy and improve the predictability of our cash flow and earnings. It adds industry-leading operating and build-to-suit development expertise, while leveraging our ability to optimize our collective assets."

          Cogentrix operating, environmental and safety records are consistently among the best in the industry and, at the same time, the company has delivered strong earnings and cash flow year after year.

          Substantially all Cogentrix generation capacity is financed on a stand-alone project basis, supported by long-term power purchase agreements or tolling agreements with investment-grade customers. This transaction is expected to contribute to Aquila's strategic goal of adding highly predictable cash flow and earnings. At closing, Cogentrix will have 13 projects in service and two plants under construction, which are scheduled to be fully operational by June 2003. Upon completion of the transaction, which is expected in the third quarter of 2002, Cogentrix operations will be combined with Aquila Merchant Services' North American Capacity Services business.

          "This transaction offers the best result for our shareholders and employees," said David J. Lewis, chairman and chief executive officer of Cogentrix. "Aquila's corporate philosophy and business management are remarkably similar to our own and were important considerations in the eventual success of this transaction. The combination of collective strengths in risk management and power generation development and operation will help ensure Aquila's continued growth and success."

          Immediately prior to Aquila's acquisition of Cogentrix, General Electric Capital Corporation (GECC) or its subsidiaries will acquire 1,024 net megawatts of Qualifying Facility power plant assets currently owned by Cogentrix in order for the plants to maintain their Qualifying Facility status under the Public Utility Regulatory Policy Act (PURPA).

          The transaction initially will be financed with an acquisition bank facility underwritten by Credit Suisse First Boston. Aquila intends to refinance the acquisition facility with a combination of common stock and mandatorily convertible securities. Credit Suisse First Boston acted as exclusive financial advisor to Aquila.

          The acquisition is conditioned on Hart-Scott-Rodino clearance, approvals by the Federal Energy Regulatory Commission (FERC), and completion of the asset sale to GECC.

Conference Call and Webcast

Aquila will discuss details of the Cogentrix transaction as part of its webcast today, scheduled at noon Eastern Time. To access the webcast via the Internet, go to Aquila's website at

 www.aquila.com and click on "Investors" for the link to the live presentation. Listeners should allow five minutes to register and access the presentation.

          For those unable to listen to the live broadcast, replays will be available for two weeks, beginning approximately two hours after the presentation, under "Presentations & Webcasts" in the Investors section of the website.

          Based in Kansas City, Missouri, Aquila (formerly UtiliCorp United) is an international energy and risk management company. Aquila is one of the largest wholesalers of electricity and natural gas in North America, provides wholesale energy services in the United Kingdom and has a presence in Germany and Scandinavia. It also operates electricity and natural gas distribution networks in seven states and in Canada, New Zealand and Australia. Aquila will serve 2.3 million customers in the United Kingdom following its early May purchase of Midlands Electricity. At December 31, 2001, Aquila had total assets of $11.9 billion and 12-month sales of $40.4 billion. More information is available at www.aquila.com.

          Cogentrix Energy, Inc., headquartered in Charlotte, North Carolina, acquires, develops, owns and operates electric generation and other power assets in the United States and internationally. Cogentrix has, in whole or in part, equity interests in 28 facilities in 14 states with a total generating capability of approximately 7,800 megawatts. For more information on Cogentrix, visit the corporate website at www.aquila.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The terms "expected" and "intends" and the statements made with respect to Aquila, Inc.'s earnings and outlook for the future contain some forward-looking information. Naturally, all forward-looking statements involve risk and uncertainty and actual results or events could be materially different. Although Aquila believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ include: weather conditions; financial market conditions, including changes in exchange rates, interest rates, and commodity prices; prices of natural gas, natural gas liquids, and electricity; future economic conditions in our regional, national, and international markets; our ability to enter new markets successfully and to capitalize on growth opportunities in non-regulated businesses; changing competition, including the deregulation of the U.S. electric utility industry and the entry of new competitors; and adverse changes in applicable laws, regulations or rules governing environmental, tax or accounting matters. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed might not occur. Please review the company's latest annual report on Form 10-K, quarterly report on form 10-Q, and current reports on Form 8-K for other important factors that could cause results to differ materially from those in any such forward-looking statements. Information in these archived materials may not be current and may be superseded by more recent information published by Aquila.

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